EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 and S-8 (File Numbers: 333-136600, 333-199123, 333-210245, 333-182373 and 333-187262) of Bridge Bancorp, Inc. of our report dated March 9, 2018 with respect to the consolidated financial statements of Bridge Bancorp, Inc. and the effectiveness of internal control over financial reporting, which report appears in this Annual Report on Form 10-K of Bridge Bancorp, Inc. for the year ended December 31, 2017.

Crowe Horwath LLP

New York, New York
March 9, 2018